Exhibit 99.1

Provention Bio Reports First Quarter 2022 Financial Results and Provides Business Update

-Teplizumab Biologics License Application (BLA) resubmission accepted for review by FDA and user fee goal date set for August 17, 2022-

-Company to host teplizumab commercial launch investor event on Thursday, May 19, 2022-

RED BANK, N.J., May 5, 2022 - Provention Bio, Inc. (Nasdaq: PRVB), a biopharmaceutical company dedicated to intercepting and preventing immune-mediated disease, today reported financial results for the first quarter ended March 31, 2022, and provided a business update.

“The first quarter of 2022 was highlighted by the FDA acceptance for review of our teplizumab BLA resubmission for the delay of clinical type 1 diabetes in at-risk individuals and the assignment of an August 17th, 2022 user fee goal date,” stated Ashleigh Palmer, Chief Executive Officer & Co-Founder, Provention Bio. “At an investor event later this month, we are looking forward to sharing the progress of our commercial launch plans in anticipation of, if approved by FDA, bringing the first ever disease modifying therapy to the T1D clinical community and the patients and their families who have remained substantially underserved and frustrated for generations. We are excited by the catalytic potential of teplizumab, and where its potential approval may take Provention and the patients, investors, and other stakeholders we serve.”

Palmer continued, “The potential approval of teplizumab further validates our founding conceptual platform of interception and prevention of serious autoimmune diseases. During the first quarter, we reported significant progress across our other pipeline programs, including the initiation of our PREVAIL-2 Phase 2a trial of PRV-3279 in systemic lupus erythematosus, as well as the final results of our Phase 1 first-in-human PROVENT trial for PRV-101, a polyvalent coxsackievirus B vaccine candidate targeting the key T1D-associated viral strains.”

First Quarter 2022 and Recent Corporate Highlights:

FDA Accepted the Biologics License Application (BLA) Resubmission for Teplizumab for the Delay of Clinical Type 1 Diabetes in At-Risk Individuals

During the first quarter, the Company announced that the resubmitted Biologics License Application (BLA) for teplizumab for the delay of clinical type 1 diabetes (T1D) in at-risk individuals has been considered a complete, class 2 response to the July 2021 action letter by the U.S. Food and Drug Administration (FDA). The FDA has assigned a user fee goal date of August 17, 2022.

Earlier during the quarter, the Company had resubmitted the BLA for teplizumab for the delay of clinical type 1 diabetes (T1D) in at-risk individuals following the completion of a Type B pre-BLA resubmission meeting during which the FDA proposed, and the Company agreed, to use PK modeling to adjust the 14-day dosing regimen for the planned commercial product to match the exposure of clinical material used in prior clinical trials.

PROTECT Phase 3 Trial Evaluating Teplizumab in Patients with Recent Onset of Type 1 Diabetes

The Company is currently evaluating teplizumab in patients with newly diagnosed insulin-dependent T1D in the Phase 3 PROTECT study. The Company reached target enrollment during the third quarter of 2021 and currently expects to report top-line data from the study in the second half of 2023.

PREVAIL-2 Phase 2a Trial Evaluating PRV-3279 in Systemic Lupus Erythematosus

In January, the Company initiated a Phase 2a trial of PRV-3279 in Systemic Lupus Erythematosus, an investigational DART® (bispecific antibody-based molecule) targeting the B-cell surface proteins CD32B and CD79B.

The PREVAIL-2 study is a Phase 2a proof-of-concept (POC) study in moderate-to-severe SLE patients induced into response with a short course of corticosteroids, and then monitored for relapse, after randomization to either PRV-3279 or placebo treatment. This design enables the withdrawal of most concomitant medications and clear POC evaluation. The study will be conducted in the US and Hong Kong. Enrollment has commenced in the US with the goal of identifying and enrolling approximately 100 patients to 6 monthly infusions of PRV-3279 or placebo, with primary efficacy readout at 24 weeks. PRV-3279 was well-tolerated in a prior single ascending dose Phase 1 study and a multiple ascending dose Phase 1b study, PREVAIL-1, establishing proof of mechanism with long-lasting inhibition of B cell function as shown by reduction in IgM production 8 weeks post last dose of PRV-3279. These results, together with observations that CD32B genetic variants are associated with SLE, and PRV-3279 inhibition of B cells isolated from SLE patients, support evaluation in SLE. The Company anticipates reporting top line results from the PREVAIL-2 study in the first half of 2024.

PROACTIVE Phase 2b Study of Ordesekimab (AMG 714/PRV-015) in Non-Responsive Celiac Disease

The Company is conducting a Phase 2b dose-finding, placebo-controlled study of ordesekimab (AMG 714/PRV-015), an investigational anti-interleukin-15 monoclonal antibody in adults with non-responsive celiac disease. The study expects to enroll 220 adult celiac patients not responding to gluten-free diet.

Due to the impacts of COVID-19 on certain aspects of medical care during the pandemic, such as temporary halting of elective endoscopy procedures, lack of prioritization of chronic non-life-threatening conditions, reduced exposure to gluten due to reductions of travel and dining out, the Company is experiencing enrollment delays that have extended the enrollment target. The Company announced that it expects top-line results from this study by the end of 2023.

PROVENT Phase 1 Healthy Volunteer Study of PRV-101 Coxsackievirus B Vaccine (CVB)

In March, the Company announced results from the final analysis of the PROVENT (PROtocol for coxsackievirus VaccinE in healthy voluNTeers) study, a first-in-human PROVENT study of PRV-101, a polyvalent inactivated coxsackievirus B (CVB) vaccine candidate targeting all key CVB strains associated with type 1 diabetes autoimmunity. Provention is developing PRV-101 for the prevention of CVB-triggered autoimmune damage to pancreatic beta cells that may progress to T1D and damage to intestinal cells that may lead to celiac disease.

In this final analysis, 6 months following the final administered dose of the vaccine, PRV-101 met the primary endpoint confirming the tolerability observed in the previously reported interim analysis, with no treatment-emergent serious adverse events, adverse events of special interest, or adverse events leading to study drug discontinuation or study withdrawal.

The results also showed durability of viral neutralizing antibody (VNT) responses. Six months following the final dosing, the percentages of subjects in the high-dose PRV-101 arm who maintained high titers of VNT were 100% for the majority of serotypes included in the vaccine and no less than 90% for all serotypes.

The Company is currently exploring partnership opportunities to further the clinical development of PRV-101.

Financial Highlights:

As of March 31, 2022, Provention had cash, cash equivalents and marketable securities of $113.4 million. During the first quarter of 2022, the Company sold 379,909 shares of its common stock for aggregate net proceeds of approximately $2.7 million, net of sales commissions and other offering expenses, under the Company’s 2021 at-the-market (ATM) Program. As of March 31, 2022, the Company had $147.1 million of available capacity under the 2021 ATM Program.

Net loss for the first quarter of 2022 was $22.0 million, or $0.35 per basic and diluted share, compared to a net loss of $32.4 million, or $0.52 per basic and diluted share, for the first quarter of 2021. The decrease in net loss during the first quarter of 2022 was primarily attributable to a $7.1 million income tax benefit the Company recognized during the period and a $2.3 million decrease in research and development costs compared to the prior year period.

The decrease in research and development costs during the first quarter of 2022 was driven by lower costs for the Company’s teplizumab program, including the PROTECT study, as target enrollment was reached in August 2021, and lower costs for manufacturing and regulatory activities compared to the prior year period, which included costs related to the initial teplizumab BLA submission. Research and development cost decreases were partially offset by increased costs for the PROACTIVE Phase 2b study (PRV-015), and the PREVAIL-2 Phase 2a study (PRV-3279). Also contributing to the decrease in net loss was a decrease in pre-commercial expenses due to a reduction in activities following the complete response letter issued by the FDA in July 2021 to the Company’s initial teplizumab BLA.

The Company recognized an income tax benefit of $7.1 million during the first quarter of 2022 related to net proceeds from the sale of its 2020 New Jersey net operating losses (NOLs) under the State of New Jersey’s Technology Business Tax Certificate Transfer Program.

The Company also recognized collaboration revenue of $0.6 million under its License Agreement with Hangzhou Zhongmei Huadong Pharmaceutical Co., Ltd. (Huadong) during the first quarter of 2022, which represents certain amounts recognized in connection with the upfront license payment and research, development and manufacturing funding the Company has received from Huadong. During the first quarter of 2022, the Company received $1.5 million in research, development and manufacturing funding from Huadong, which is recorded in deferred revenue.

Cash-based operating expense for the first quarter 2022 was $26.2 million, which excludes non-cash, stock-based compensation expense of $3.3 million and depreciation expense of $0.1 million.

The Company expects its cash-based operating expenses to be in the range of $29.0 million to $33.0 million for the second quarter of 2022, reflecting an increase in launch-readiness activities as the Company prepares for the potential FDA approval of teplizumab in Q3 2022.

Based on the Company’s current business plans, management believes that its cash, cash equivalents and marketable securities on hand as of March 31, 2022, are sufficient to fund the Company’s operations into the first quarter of 2023. If the Company’s teplizumab BLA resubmission is approved by the FDA, factors that could impact its cash runway include, but are not limited to, changes to estimated costs of commercialization and potential milestone payments that may be triggered under the Company’s current agreements, including with MacroGenics.

Conference Call and Webcast Information:

Provention Bio will discuss these business updates and first quarter financial results via conference call today at 8:00 am ET. To access the call, please dial 1-888-347-7861 (domestic) or 1-412-902-4247 (international) ten minutes prior to the start time and ask to be connected to the “Provention Bio Call.” An audio webcast will also be available on the “Events and Webcasts” page of the Investors section of the Company’s website, www.proventionbio.com. An archived webcast will be available on the Company’s website approximately two hours after the conference call.

About Provention Bio, Inc.:

Provention Bio, Inc. (Nasdaq: PRVB) is a biopharmaceutical company focused on advancing the development of investigational therapies that may intercept and prevent debilitating and life-threatening immune-mediated disease. The Company’s pipeline includes clinical-stage product candidates that have demonstrated in pre-clinical or clinical studies proof-of-mechanism and/or proof-of-concept in autoimmune diseases, including type 1 diabetes, celiac disease and lupus. Visit www.ProventionBio.com for more information and follow us on Twitter: @ProventionBio.

Internet Posting of Information:

Provention Bio, Inc. uses its website, www.proventionbio.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation F.D. Such disclosures will be included on the Company’s website in the “News” section. Accordingly, investors should monitor this portion of the Company’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

Forward Looking Statements:

Certain statements in this press release are forward-looking, including but not limited to, statements relating to our product pipeline and delivery of key catalysts throughout the course of the next 24 months; the Company’s planned regulatory interactions; the medical need in T1D at-risk patients, the potential approval of teplizumab and therapeutic effects and safety of teplizumab in at-risk T1D patients; the FDA’s review and potential approval of teplizumab and potential regulatory and commercialization timeline; the potential impact of FDA decisions on PK comparability and the BLA resubmission on the PROTECT study; anticipated timing for the Phase 2a trial of PRV-3279; anticipated enrollment in the PROACTIVE study; anticipated timing of top-line results for our product candidates; our current expectations regarding the ability of our cash, cash equivalents and marketable securities to fund our current operating requirements and the length of our estimated cash runway; and expected cash-based operating expenses for the second quarter of 2022. These statements may be identified by the use of forward-looking words such as “will,” “may,” “believe,” and “expect,” among others. These forward-looking statements are based on the Company’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to delays in or failure to obtain FDA approvals for teplizumab or in the development plans for the Company’s other Company product candidates and the potential for noncompliance with FDA regulations and requirements; any inability to successfully work with the FDA to find a satisfactory solution to address its concerns in a timely manner or at all, including during the FDA’s review of the teplizumab BLA resubmission; any inability of the BLA resubmission or our response to FDA requests to satisfactorily address other matters cited in the CRL including relating to PK comparability, product quality, the safety update required by the FDA or any other FDA requirements for an approval of teplizumab; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; uncertainties of patent protection and litigation; the Company’s dependence upon third parties; substantial competition; the Company’s need for additional financing and the risks listed under “Risk Factors” in the Company’s quarterly report on Form 10-Q for the first quarter ended March 31, 2022 and any subsequent filings with the Securities and Exchange Commission. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Corporate Contact:

Robert Doody, VP of Investor Relations

rdoody@proventionbio.com

484-639-7235

###Financial Tables to Follow

Provention Bio, Inc.

Selected Financial Data (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Statement of Operations Data:
Collaboration revenue	$580	$—
Operating expenses:
Research and development	17,355	19,687
General and administrative	12,306	12,781
Total operating expenses	29,661	32,468
Loss from operations	(29,081)	(32,468)
Interest income, net	57	28
Loss before income tax benefit	(29,024)	(32,440)
Income tax benefit	7,056	—
Net loss	$(21,968)	$(32,440)

Net loss per common share, basic and diluted	$(0.35)	$(0.52)
Weighted average common shares outstanding, basic and diluted	63,400	62,263

	March 31, 2022	December 31, 2021
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$113,358	$127,132
Total assets	$122,458	$135,621
Total liabilities	$28,252	$24,887
Accumulated deficit	$(314,042)	$(292,074)
Total stockholders’ equity	$94,206	$110,734